Tractor Supply Company
Amended and Restated Performance Share Unit Agreement

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of 02/03/2021 (the “Grant Date”) and was amended and restated effective 02/09/2023, between Tractor Supply Company, a Delaware corporation (together with its Subsidiaries and Affiliates, as applicable, the “Company”), and HARRY A LAWTON (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2018 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance Awards, including an award that provides the right to receive Shares upon the satisfaction of performance objectives or other conditions (a “Performance Share Unit”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company or a subcommittee thereof (or if no such committee is appointed, the Board of Directors of the Company) (each, the “Committee”) has determined that Grantee is entitled to an award of Performance Share Units under the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

PERFORMANCE SHARE UNIT GRANT

Grantee:	HARRY A LAWTON
Target Number of Performance Share Units Granted Hereunder (“Target Award”):	16,233
Grant Date:	02/03/2021

1.Grant of Performance Share Unit Award.
1.1The Company hereby grants to the Grantee the award (“Award”) of Performance Share Units (“PSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs.

1.2The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the PSUs shall vest in accordance with Section 2 hereof. Except as otherwise determined by the Committee, this Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.2 shall be null and void.

2.Vesting and Payment.

2.1General. Except as provided in Section 2.2, Section 2.3 or Section 2.4, the Award shall vest, if at all, 100% on the third anniversary of the Grant Date (the “Vesting Date”), but only if and to the extent: (x) the Company has achieved the performance targets over the period (the “Performance Period”) set forth on Exhibit A attached hereto, and (y) the Grantee has remained in service with the Company continuously until the Vesting Date. The number of PSUs that vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A.

2.2Death; Disability; Without Cause; Good Reason.

a.Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s death, Grantee (or the Grantee’s estate) shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that any PSUs that vest pursuant to this Section 2.2(a) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto; provided, further, that in the event of a Change in Control following the Grantee’s death, the Grantee shall vest in the Target Award in accordance with Section 2.4(a).

b.Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Vesting Date on account of Grantee’s Permanent Disability, Grantee (or the Grantee’s legal representative) shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date; provided, that any PSUs that vest pursuant to this Section 2.2(b) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto; provided, further, that in the event of a Change in Control following the Grantee’s termination due to Permanent Disability, the Grantee shall vest in the Target Award in accordance with Section 2.4(a). For purposes of this Agreement, “Permanent Disability” shall have the meaning set forth in the long-term disability plan of the Company.

c.Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company is terminated prior to the Vesting Date (i) by the Company without Cause or (ii) by Grantee for Good Reason, in each case, Grantee shall become vested in the number of PSUs that would have vested had Grantee remained employed with the Company continuously until the Vesting Date, multiplied by a fraction, the numerator of which is the number of days that the Grantee was employed by the Company from the Grant Date through the date of Grantee’s termination of employment and the denominator of which is the number of days from the Grant Date through the Vesting Date; provided, that any PSUs that vest pursuant to this Section 2.2(c) shall not be settled until the Committee determines the number of PSUs that should vest based on the extent to which the performance targets will have been achieved in accordance with Exhibit A attached hereto; provided, further, that in the event of a Change in Control following the Grantee’s termination in accordance with this Section 2(c), the Grantee shall vest in a pro-rata portion of the Target Award upon such Change in Control (unless otherwise provided in the Grantee’s employment agreement or change in control agreement with the Company).

2.3Termination of Employment. Except as provided in Section 2.2, Section 2.4 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all PSUs that are not vested on such date.

2.4Change in Control. Upon the occurrence of a Change in Control,

a.In the event the entity surviving the Change in Control (together with its Affiliates, the “Successor”) assumes the Award granted hereby, (1) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (2) the number of PSUs that shall be eligible to vest shall be the Target Award, if the Change in Control occurs prior to the end of the Performance Period, (3) any PSUs that are eligible to vest pursuant to (2) above shall vest on the Vesting Date, provided the Grantee remains employed with the Successor until the Vesting Date, and (4) notwithstanding Section 2.3 or the immediately preceding clause (3) of this paragraph, in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death, Disability, Retirement or Early Retirement, within 12 months following a Change in Control and prior to the Vesting Date, the number of PSUs otherwise eligible to vest pursuant to this paragraph shall immediately vest and, subject to Section 8, be released to the Grantee (or Grantee’s estate or other legal representative) upon the Grantee’s termination of employment.

b.In the event the Successor does not assume the Award granted hereby, a number of PSUs equal to the Target Award, if the Performance Period has not ended prior to the Change in Control, shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5, provided, however, if the Award constitutes a “deferral of compensation” subject to Section 409A of the Code and the Change in Control is not a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations or if such settlement shall be prohibited under Section 409A of the Code, then such Target Award shall vest and shall be settled upon the earlier to occur of (i) the Vesting Date and (ii) the

Grantee’s termination of employment or death, in each case, to the extent required to comply with Section 409A of the Code.

c.For purposes of this Agreement the following terms shall have the meaning set forth below:

i.“Cause” shall have the meaning set forth in the Grantee’s employment agreement with the Company (or, if the Grantee’s employment is terminated under circumstances in which the Grantee’s change in control agreement with the Company governs, then such change in control agreement).

ii.“Change in Control” shall have the meaning provided in the Plan.

iii.“Early Retirement” means any retirement with the express written consent of the Company at or before the time of such retirement, from active employment with the Company prior to having reached the age of 55 and ten years of service with the Company, in accordance with any applicable early retirement policy of the Company then in effect or as may be approved by the Committee.

iv.“Good Reason” shall have the meaning set forth in the Grantee’s employment agreement with the Company (or, if the Grantee’s employment is terminated under circumstances in which the Grantee’s change in control agreement with the Company governs, then such change in control agreement).

v.“Retirement” means retirement of Grantee from active employment with the Company on or after such Grantee having reached the age of 55 and ten years of service with the Company.
2.5Settlement. Grantee shall be entitled to settlement of the PSUs covered by this Agreement at the time that such PSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.4, as applicable. Subject to Section 8, such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth (30th) day following the date on which the PSUs vest and, in any event, no later than March 15th following the conclusion of the Performance Period), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs. Notwithstanding anything in this Agreement to the contrary, if Grantee’s employment terminates for Cause prior to the date on which Shares are delivered, Grantee shall forfeit all of the PSUs.

2.6Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy the withholding tax obligation of the Company with respect to which the Award is being settled, as determined by the Committee (but in no event greater than the maximum withholding rate applicable to wages of the Grantee).

3.Dividend Rights.

The Grantee shall not be entitled to any dividend equivalent rights in respect of the PSUs covered by this Award.

4.No Right to Continued Service; Limitation of Rights.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service an officer or employee of the Company. In addition, the granting of the PSUs will not give Grantee any rights to similar grants in future years.

5.Adjustments.

The provisions of Section 4.2 of the Plan are hereby incorporated by reference, and the PSUs are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

6.Administration Subject to Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the sole power to interpret and administer the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.

7.Modification of Agreement.

Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8.Section 409A.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the PSUs may not so qualify, and in that case, the Committee shall administer the grant and settlement of such PSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of Grantee’s termination of employment with the Company and all Service Recipients, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of PSUs constitutes a “separate payment” for purposes of Section 409A of the Code.

Although the Company intends to administer this Performance Share Unit Agreement so that the Award will be exempt from, or will be interpreted and comply with, the requirements of Section 409A of the Code, the Company does not warrant that the Award made under this Performance Share Unit Agreement will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to the Grantee for any tax, interest, or penalties that Grantee might owe as a result of the Award made under this Performance Share Unit Agreement.

9.Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10.Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

13.Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to Grantee at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to the Company or Grantee. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Agreement to be duly executed effective as of the day and year first above written.

Tractor Supply Company By: Grantee: (electronically accepted)

By:
Grantee:
(electronically accepted)

Exhibit A
Tractor Supply Company
Performance Share Unit Award
Performance Targets

1.Target Award. The target number of PSUs for the Grantee is as set forth on the first page of the Award Agreement. For the avoidance of doubt, all percentages associated with the Award shall be of the Target Award.

2.Performance Period. The Performance Period for this Award shall be for the fiscal year ending December 30, 2023.

3.Performance Goal. The “Performance Goals” for this Award are based on (a) Total Revenue over the Performance Period, and (b) Diluted EPS over the Performance Period.

4.Definitions. For purposes of this Award,

“Diluted EPS” means the Company’s consolidated net income per share – diluted determined according to accounting principles generally accepted in the United States (“U.S. GAAP”) and reported on the Company’s Annual Report on Form 10-K for the applicable year. In determining the Company’s net income per share - diluted for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

“Total Revenue” means the Company’s consolidated net sales determined according to U.S. GAAP and reported on the Company’s Annual Report on Form 10-K for the applicable year. In determining the Company’s consolidated net sales for purposes of this Award, the Committee may make any adjustments permitted by Section 11 of the Plan.

5.Percentage of Performance Share Units Earned. Following the end of the Performance Period, the Committee will determine the extent to which Performance Share Units will have become eligible to vest and settle according to the following schedules:

A.Diluted EPS Performance Units. Fifty percent of the number of Performance Share Units of the Target Award shall be subject to the Diluted EPS Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Diluted EPS performance is as follows:

Diluted EPS	Percentage of Diluted EPS Target Award Performance Units Earned
$8.55	200%
$8.45	180%
$8.35	160%
$8.24	140%
$8.14	120%
$8.04	100%
$7.93	90%

$7.83	80%
$7.73	70%
$7.63	60%
$7.52	50%

B.Total Revenue Performance Units. Fifty percent of the number of Performance Share Units of the Target Award shall be subject to the Total Revenue Performance Goal. The percentage of such Performance Share Units that may be earned and become vested with Total Revenue performance is as follows:

Total Revenue	Percentage of Total Revenue Target Award Performance Units Earned
$13,222,000	200%
$13,063,000	180%
$12,903,000	160%
$12,744,000	140%
$12,585,000	120%
$12,425,000	100%
$12,266,000	90%
$12,107,000	80%
$11,948,000	70%
$11,788,000	60%
$11,630,000	50%

Vesting related to performance between the percentiles listed in (A) and (B) above will be determined by straight line interpolation.

6.Total Shareholder Return (“TSR”) Modifier. The total number of Performance Share Units earned, if any, based on the Performance Goals as set forth in Section 5 of this Exhibit A shall then be subject to adjustment, determined by multiplying (i) such total number of Performance Share Units earned as determined in accordance with Section 5 of this Exhibit A by (ii) the Relative TSR Multiplier Percentage which is determined based on the Company’s TSR relative to the companies in the S&P 500 (the “Comparator Group”) over the Comparison Period (defined below), as set forth in the following chart:

Performance Level	Relative TSR Percentile Achieved	Relative TSR Multiplier Percentage
Threshold	At or less than 25th	75%
Target	Between the 25th and 75th	No modifier
Ceiling	At or above 75th	125%

For the avoidance of doubt, in no event may the Relative TSR Multiplier Percentage be less than 75% or greater than 125%.

The period on which TSR is measured (“Comparison Period”) shall be the three fiscal years ended December 30, 2023.

In the event the Company’s absolute TSR for the Comparison Period is less than zero, no positive adjustment shall be made.
The final number of Performance Share Units to vest based on this calculation shall be rounded to the nearest whole share, with no payment for any fractional shares.

A.Formula for Calculating TSR and Determining Percentile Rank

TSR for the Company shall be expressed as a percentage and calculated according to the following formula:

TSR = (End Average Share Value / Begin Average Share Value) -1 Where:

End Average Share Value means the average Share Value over the trading days in the End Average Period.

End Average Period means the twenty (20) trading days at the end of the Comparison Period.

Begin Average Share Value means the average Share Value over the trading days in Begin Average Period.

Begin Average Period means the first twenty (20) trading days during the first month of the Comparison Period.

Share Value means, for a given trading day, the Closing Price of a share of Common Stock multiplied by the Accumulated Shares for such trading day.

Accumulated Shares means, for a given trading day, the sum of (i) one (1) share plus (ii) the cumulative number of shares of Common Stock purchasable with dividends declared on the Common Stock to that point during the period since the first day of the Begin Average Period, assuming same day reinvestment of such dividends at the Closing Price on the ex-dividend date.

Closing Price means, for a given trading day, the closing price of a share of Common Stock on the primary U.S. stock exchange on which the Common Stock is principally traded (e.g., the NASDAQ National Market as of the date of this Agreement).

B.Percentile rank for the Company shall be expressed as a percentage and calculated as follows:

FIRST: For the Company and for each other company in the Comparator Group, determine the TSR for the Comparison Period.

SECOND: Rank the TSR values determined in the first step from low to high (with the company having the lowest TSR being ranked number 1, the company with the second lowest TSR ranked number 2, and so on) and determine the Company’s percentile rank based upon its position in the list by dividing the Company’s position by the total number of companies

(including the Company) in the Comparator Group and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 375 on the list out of 500 companies (including the Company), its percentile rank would be 75%.
THIRD: Plot the percentile rank for the Company determined in the second step into the appropriate band in the Relative TSR Percentile table above and determine the resulting Relative TSR Multiplier Percentage corresponding to that percentile rank.

The Comparator Group is determined as of the first day of the Begin Average Period. Any new company entrants into the S&P 500 Index after that date are to be excluded from the Comparator Group.

A company that (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code, (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, (iii) is the subject of a stockholder approved plan of liquidation or dissolution, or (iv) ceases to conduct substantial business operations during the Comparison Period shall be assigned a TSR of negative one hundred percent (-100%). A company shall be removed from the Comparator Group if they undergo a Specified Corporate Change. A company that is removed from the Comparator Group before the measurement date will not be included at all in the computation of the Relative TSR Multiplier Percentage. A company in the Comparator Group will be deemed to have undergone a “Specified Corporate Change” if it:

•Ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; or

•Has gone private; or

•Has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or

•Has been acquired by another company (whether by a Comparator Group company or otherwise, but not including internal reorganizations), or has sold all or substantially all of its assets.

TSR calculations shall also be adjusted as deemed appropriate by the Compensation Committee to reflect any stock split, reverse stock split or other similar corporate transaction.

The Company shall rely on press releases, public filings, website postings, and other reasonably reliable information available regarding a company in the Comparator Group in making a determination that a Specified Corporate Change has occurred.

C.Compensation Committee Certification

Notwithstanding anything to the contrary herein, the initial performance measurement described in Section 5 of this Exhibit A and the adjustment described in Section 6 of this Exhibit A shall each be subject to certification by the Compensation Committee